For the year ended (a) March 31, 1997
File number (c) 811-4710



                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders



     An Annual Meeting of Stockholders was held on July 2, 1996, but was adjourned with respect to proposal number 3 until July 24, 1996. At such meetings the stockholders elected the entire slate of Class I Directors, ratified the selection of independent accountants and approved the following proposals:


     a) approval of an amendment to the Articles of Incorporation to increase the authorized Common
          Stock of the Fund.

          Affirmative              Negative
          votes cast               votes cast

           8,706,741                486,459

     b) approval to authorize the Board of Directors to approve from time to time investment by the Fund in additional Asian countries.

          Affirmative              Negative
          votes cast               votes cast

           7,489,393                179,628

     c)   approval  to transact such other business  as  may
          properly   come   before  the   Meeting   or   any
          adjournments thereof.

          Affirmative              Negative
          votes cast               votes cast

           8,823,467                322,779